EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. LEARNS
OF SCHEDULE T.O. FILING BY PST CAPITAL GROUP LTD.

DURANGO, Colorado (December 19, 2012)--Rocky Mountain Chocolate Factory, Inc. (NASDAQ Global Market: “RMCF”), today announced that it is aware of a Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) by PST Capital Group Ltd. (“PST”) after the close of market trading on December 18, 2012.  The Schedule TO claims that PST has made an offer to RMCF’s Board of Directors (the “Board”) to acquire all outstanding shares of RMCF’s common stock for $13.50 per share (the “Offer”).

There are numerous issues that RMCF has discovered with respect to the Offer.  First, while the Schedule TO claims that an offer has been made to RMCF’s Board, in fact RMCF previously received an unusual letter from PST addressed to RMCF’s shareholders (the “Letter”).  The envelope in which the letter was received was handwritten and addressed to RMCF’s Chairman of the Board, Franklin Crail, though Mr. Crail’s name was misspelled as “Krail”.  Furthermore, the return address listed a well-known law firm.  However,  this law firm confirmed by email that they do not represent PST.

Finally, Internet searches for PST and the contact person listed in the Letter returned no information, and the address for PST listed in the Schedule TO appears to be to Speedy Parcel Post, a mailbox and shipping store in London.  Similarly, Internet searches for the legal counsel listed on the Schedule TO, William Hogan of Lauby & Hogans LLP, returned no information.  The address listed for the law firm appears to be a Pacific Mail mailbox store in Irvine, CA.

In the event that RMCF’s Board determines that the approach by PST reflected in the Offer is credible, the Board will consider the matter with its legal and financial advisors to determine an appropriate response to PST, and the Board will communicate further with RMCF’s shareholders in due course.  RMCF has also notified the SEC, FINRA and Nasdaq regarding the unusual nature of the Offer.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554